                                                                   Exhibit 10.03



                           EXCLUSIVE LICENSE AGREEMENT

         This Exclusive License Agreement (the "Agreement") is made effective as of the 20th day of November, 1997 (the "Effective Date"), by and between the UNIVERSITY OF ROCHESTER (the "University"), a New York nonprofit corporation, having its principal place of business at 518 Hylan Building, Rochester, New York 14627, and ATHEROGENICS, Inc. a for profit corporation organized under the laws of Georgia and having a principal place of business at 3065 Northwoods Circle, Norcross, Georgia 30071, and its Affiliates (collectively referred to as "Licensee.")

                                   WITNESSETH:

         WHEREAS, the University is the owner of the Subject Technology, as defined below; and

         WHEREAS, the University is willing to grant a royalty bearing, worldwide, exclusive license to the Subject Technology to Licensee on the terms set forth herein; and

         WHEREAS, Licensee desires to obtain said exclusive license to the Subject Technology.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

         1. CERTAIN DEFINITIONS

         1.1 AFFILIATES. The term "Affiliates" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by Licensee.

         1.2 FIELD. The term "Field" shall mean all fields of use desired by Licensee.

         1.3 LICENSED PRODUCTS. The term "Licensed Products" shall mean all products and methods that incorporate, utilize or are made with the use of the Subject Technology.

         1.4 NET SALES. The term "Net Sales" shall mean the gross amount of monies or cash equivalent of other consideration which is paid by unrelated third parties to Licensee for the Licensed Products by sale or other mode of transfer, less all trade, quantity and cash discounts actually allowed, credits, and allowances actually granted on account of rejections, returns or billing errors, duties, transportation and insurance, taxes and other governmental charges actually paid.

         1.5 PARTIES. The term "Parties" or individually, a "Party," shall mean the parties to this Agreement, namely, the University and Licensee.


[ * ] Certain confidential information contained in this document, marked by an asterisk within brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

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         1.6 SUBJECT TECHNOLOGY. The term "Subject Technology" shall mean all technology, methods, compounds, compositions, cell lines, biological materials, know-how, documents, materials, tests, laboratory notebooks, computer data, all improvements thereto, and all confidential information related to the subject matter disclosed or claimed in the patents and patent applications listed in Exhibit A, which were developed as of the Effective Date by Richard F. Borch and Therese K. Schmalbach. The term "Subject Technology" shall also include all patent filings listed in Exhibit A hereto, together with all applications for patent or like protection on said inventions and all patents or like protection that may in the future be granted on said inventions whether in the United States of America or any other country and all substitutions for and divisions, continuations, continuations in part, renewals, reissues, reexaminations, extensions and the like on said applications and patents (collectively, the "Patent Rights").

         1.7 STRAIGHT SUBLICENSING REVENUE. The term "Straight Sublicensing Revenue" shall mean all cash, sublicensing fees, royalties and all other payments paid to Licensee by sublicensees of Licensee's rights hereunder if such sublicense of the rights does not include the sublicense or other transfer of any other technologies or rights owned or licensed by Licensee.

         1.8 VALUE ADDED SUBLICENSING REVENUE. The term "Value Added Sublicensing Revenue" shall mean all cash, sublicensing fees, royalties, and all other payments paid to Licensee by sublicensees of Licensee's rights hereunder if such sublicense of the rights includes the sublicense or other transfer of any other technologies, know how, data, or rights owned or licensed by Licensee.

         2. GRANT OF LICENSE

         2.1 EXCLUSIVE LICENSE. Subject to Section 2.2, the University hereby grants to Licensee an exclusive, worldwide, right and license, with the right to sublicense, under the Subject Technology to make, have made, use, market, import, export, sell and offer for sale Licensed Products in the Field.

         2.2 RESERVED RIGHTS. The grant in Section 2.1 shall be further subject to, restricted by and non-exclusive with respect to:

                  (i) the use of the Subject Technology by the University for non-commercial research, patient care, teaching and other educationally related purposes;

                  (ii) the use of the Subject Technology by the inventors thereof for non-commercial research purposes at academic or research institutions; and



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                  (iii) any non-exclusive license of the Subject Technology that the University is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

         3. PAYMENTS AND REPORTS

         3.1 ANNUAL FEE. As partial consideration for the rights conveyed by the University under this Agreement, Licensee shall pay the University a minimum annual license fee of [*] upon January 31 of each year that this Agreement is in effect, beginning on January 31, 1998.

         3.2 LICENSED PRODUCTS ROYALTY. As partial consideration for the rights conveyed by the University under this Agreement, Licensee shall pay the University a running royalty of (i) [*] of Net Sales made in countries in which a Licensed Product sold falls within the claims of a patent listed in Exhibit A, and (ii) [*] of Net Sales made in countries if the Product is approved in the country for the indication described in the patent claims. Such running royalties shall be payable as provided in Paragraph 3.6. For the purposes of this Section, a Licensed Product is considered to fall within the claims of the patent if a dithiocarbamate which is included in a claim is sold for use in combination with an antineoplastic or antibiotic agent that is included in the claim.

         3.3 MILESTONE PAYMENTS. Licensee shall also pay the University the following milestone payments: (a) [*] upon the submission of the first Investigational New Drug Application for a Licensed Product to the FDA; and (b) [*] upon the approval of the first New Drug Application for a Licensed Product from the FDA.

         3.4 VALUE ADDED SUBLICENSING ROYALTY. In place of the royalty provision set out in Section 3.2, if the Subject Technology or any aspect of it is sublicensed to a third party, Licensee agrees to pay to the University as royalties hereunder, [*] of all Value Added Sublicensing Revenue arising from sublicenses of the Subject Technology in countries in which the Subject Technology is protected by patents owned by the University. If, however, Licensee or Sublicensee is required to obtain third party rights to sell Licensed Products which result in an actual reduction in the sublicense royalty paid to Licensee, the [*] royalty to the University can be renegotiated to reflect the required extra payments. If agreement cannot be reached on a reasonable royalty under the circumstances, the parties agree to resolve the dispute through arbitration conducted under the auspices of the American Arbitration Association pursuant to the organization's rules for commercial arbitration.

         3.5 STRAIGHT SUBLICENSING ROYALTY. In place of the royalty provision set out in Section 3.2, if the Subject Technology or any aspect of it is sublicensed to a third party, Licensee agrees to pay to University as royalties hereunder, [*] of all Straight Sublicensing Revenue arising from sublicenses of the Subject Technology in countries in which the Subject Technology is protected by patents listed in Exhibit A. If, however, Licensee or Sublicensee is required to obtain third


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party rights to sell Licensed Products which result in an actual reduction in the sublicense royalty paid to Licensee, the [*] royalty to the University can be renegotiated to reflect the required extra payments. If agreement cannot be reached on a reasonable royalty under the circumstances, the parties agree to resolve the dispute through arbitration conducted under the auspices of the American Arbitration Association pursuant to the organization's rules for commercial arbitration.

         3.6 QUARTERLY PAYMENTS. Payment of the royalties specified in Paragraph
3.2 shall be made by Licensee to the University within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter. Payment of the royalties specified in Paragraphs 3.4 and 3.5 shall be made by Licensee to the University within forty-five (45) days after receipt of payment from the sublicensee. After termination or expiration of this Agreement, a final payment shall be made by Licensee covering the whole or partial calendar quarter. Each quarterly payment shall be accompanied by a written statement of Net Sales of Licensed Products by Licensee during such calendar quarter. Such written statements shall be duly signed by an authorized signatory of Licensee on behalf of Licensee and shall show the Net Sales of Licensed Products by Licensee during such calendar quarter and the amount of royalties payable under this Agreement based thereon.

         3.7 PAYMENTS IN DOLLARS. All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to the University, or to the account of the University at such other bank as the University may from time to time designate by notice to Licensee. All currency conversion rates will be calculated at the reported conversion rate in The Wall Street Journal on the first day of the month in which the payment is due.

         3.8 INTEREST ON LATE PAYMENTS. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of [*], the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of the University to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

         4. RECORDS AND INSPECTION

         Licensee shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products by Licensee under this Agreement. During the term of this Agreement and for a period of one
(1) year thereafter, Licensee agrees to permit, upon reasonable advance notice, an accountant selected by the University and reasonably


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acceptable to Licensee to have access during ordinary business hours to such records as are maintained by Licensee as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. In the event that the audit reveals an underpayment of royalty by more than [*], the cost of the audit shall be paid by Licensee. If the underpayment is less than [*] but more than [*], Licensee and the University shall each pay [*] of the cost of the independent audit. If the underpayment is less than [*], the University shall bear the cost of the independent audit. Such accountant shall maintain in confidence, and shall not disclose to the University, any information concerning Licensee or its operations or properties other than information directly relating to the correctness of such reports and payments and such accountant shall be required to sign a confidentiality agreement to effect the foregoing in such form as Licensee shall reasonably require.

         5. SUBLICENSES

         All sublicenses granted by Licensee of its rights hereunder shall be subject to the terms of this License Agreement and shall provide for the payment of royalties hereunder at least to the levels specified for payments by Licensee to the University in Section 3 hereof. Sublicense royalty fees to the University shall not include development funds, equity investment in Licensee, payments for past research expenditures, or the like. Sublicense fees will be paid to the University for upfront payments and milestone payments received by Licensee in an amount of [*] if at the time the payment is made, the product or anticipated product falls under the terms of 3.2(i) and [*] if at the time the payment is made, the product or anticipated product falls under the terms of 3.2(ii). Licensee shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of Licensee hereunder. Licensee shall give the University prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement.

         6. PATENTS AND INFRINGEMENT

         6.1 PATENT COSTS. After the Effective Date, Licensee agrees, with respect to the Subject Technology, to pay all costs incurred by the University, incident to the United States and foreign applications, patents and like protection, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations-in-part, divisionals or related applications and any reexamination or reissue proceedings. Licensee shall have no obligation for any costs related to the protection of the Subject Technology that were incurred prior to the Effective Date.

         6.2 MAINTENANCE OF PATENTS. In the event that Licensee decides not to continue any payments for prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent on the Subject Technology, Licensee shall timely notify the University in writing in order that the University may pay for such United States and said foreign




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applications and continue said prosecution or maintenance of such patent applications at its own expense, and the license rights as to such Subject Technology covered by such patent application shall terminate with respect to such country or countries as of the date of Licensee's notice.

         6.3 PATENT PROSECUTIONS. The University agrees to keep Licensee fully informed of any and all patent prosecution and other actions with respect to the Subject Technology including sending to Licensee copies of all correspondence with patent offices and local associates, submitting to Licensee copies of all draft responses to Office Actions and other substantive filings in sufficient time prior to filing to provide Licensee with adequate time to review and comment on, however, Licensee shall be responsible for any of its expenses including attorney's fees that Licensee incurs in reviewing and commenting on the information received from the University. The University shall consult with Licensee regarding any material actions concerning the Patent Rights. The University will use patent counsel acceptable to Licensee.

         6.4 COOPERATION. The University agrees to reasonably cooperate with Licensee to whatever extent is reasonably necessary to procure and defend the patent protection of any rights in the Subject Technology, including presenting or amending any claims desired by Licensee, filing reissue or reexamination applications or other documents desired by Licensee, and agreeing to execute any and all documents to provide Licensee the full benefit of the licenses granted herein.

         6.5 INFRINGEMENTS. Each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Subject Technology by a third party, and with respect to such activities as are suspected, Licensee shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If Licensee fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then the University shall have the right, but not the obligation, to prosecute at its own expense any such claim. Should either the University or Licensee commence suit under the provisions of this Paragraph 6.5 and thereafter elect to abandon the same, it shall give at least thirty days written notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Subject Technology shall be apportioned as follows: the Party bringing the action or proceeding shall first recover an amount equal to two times the cost and expenses incurred by such Party directly related to the prosecution of such action or proceeding and the remainder shall be distributed pursuant to the terms of this agreement.


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         6.6 SETTLEMENTS. Neither the University nor Licensee shall settle any action covered by Paragraph 6.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

         7. TERM AND TERMINATION

         7.1 TERM OF AGREEMENT. Unless earlier terminated as hereinafter provided, this Agreement shall extend for the life of the last to expire patent issued on the Subject Technology and shall then expire automatically. After such expiration, Licensee shall have a perpetual, royalty-free license to make, use, sell, offer to sell, and sublicense the Subject Technology.

         7.2 BREACH OF AGREEMENT. In the event of default or failure by either Party to perform any of the terms, covenants or provisions of this Agreement, such Party shall have thirty (30) days after the giving of written notice of such default by the other Party to correct such default. If such default is not corrected within the said thirty (30) day period, the other Party shall have the right, at its option, to cancel and terminate this Agreement. The failure of the other Party to exercise such right of termination for non-payment of royalties or otherwise shall not be deemed to be a waiver of any right the other Party might have, nor shall such failure preclude the other Party from exercising or enforcing said right upon any subsequent default.

         7.3 BANKRUPTCY. The University shall have the right, at its option, to cancel and terminate this Agreement in the event that Licensee shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for Licensee and Licensee, after the expiration of thirty (30) days following any of the events enumerated above, has been unable to secure a dismissal, stay or other suspension of such proceedings.

         7.4 EFFECT OF TERMINATION. At the date of any termination of this Agreement pursuant to Paragraph 7.2 hereof for breach by Licensee, or pursuant to Paragraph 7.3 hereof, as of the receipt by Licensee of notice of such termination, all rights to the Subject Technology shall revert to the University and Licensee shall immediately cease using any of the Subject Technology and return all copies of the same to the University; provided, however, that Licensee may dispose of any Licensed Products actually in the possession of Licensee or its agents prior to the date of termination, subject to Licensee's paying to the University running royalties in accordance with Paragraph 3.2 with respect thereto and otherwise complying with the terms of this Agreement.

         7.5 NO WAIVER. No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The University's waiver of a single breach of any provision shall not be a waiver as to subsequent breaches of the same provision.




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         8. ASSIGNABILITY

         This Agreement shall be binding upon and shall inure to the benefit of the University and its assigns and successors in interest, and shall be binding upon and, shall inure to the benefit of Licensee and any successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by Licensee without prior written approval by the University being first obtained, which approval shall not be unreasonably withheld.

         9. GOVERNMENTAL COMPLIANCE

         Licensee shall at all times during the term of this Agreement and for so long as it shall sell Licensed Products comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.

         10. GOVERNING LAW

         This Agreement is expressly acknowledged to be subject to all applicable federal laws of the United States of America.

         11. NOTICES

         Any payment, notice or other communication pursuant to this Agreement shall be considered given on the date of receipt by the other party, addressed to it at its address below or as it shall designate by written notice given to the other Party:

         In the case of the University with a copy to:

         Attn:
              ------------------------------
         University of Rochester
         518 Hylan Building
         Rochester, New York 14627

         In the case of Licensee with a copy to:

         Attn: Russell M. Medford, M.D. Ph.D.
         President and CEO
         AtheroGenics, Inc.
         3065 Northwoods Circle
         Norcross, Georgia 30071





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         If written notice is given via facsimile, the original signed document must be delivered promptly thereafter.

         12. MISCELLANEOUS PROVISIONS

         12.1 INDEPENDENT CONTRACTORS. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

         12.2 THE UNIVERSITY'S DISCLAIMERS. Neither the University, nor any of its faculty members, researchers, trustees, officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or the Licensed Products which are manufactured by or sold by Licensee.

         12.3 DISCLAIMER OF WARRANTY. THE UNIVERSITY MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS AND THE UNIVERSITY MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHT'S OF THIRD PARTIES.

         Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold University, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorney fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) arising from an act or omission of Licensee, or arising from any obligation of Licensee hereunder.

         Prior to the sale of a Licensed Product, Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and University with respect to events covered by Paragraph 12 herein. Such insurance shall be written by a reputable insurance company authorized to do business in the State of New York, shall list University as an


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additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to University prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [*] per occurrence with an aggregate of [*] for personal injury or death, and [*] per occurrence with an aggregate of [*] for property damage. Licensee shall provide University with Certificates of Insurance evidencing the same.

         12.4 REFORMATION. All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

         12.5 FORCE MAJEURE. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

         12.6 ENTIRE AGREEMENT. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.








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         IN WITNESS WHEREOF, the Parties hereto have executed and delivered this
Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.


ATHEROGENICS, INC.                        UNIVERSITY OF ROCHESTER
Russell M. Medford                        Robert Goodwin
-------------------------------------     -------------------------------------
Name: Russell M. Medford                  Name:
     --------------------------------          --------------------------------
Title: President and CEO                  Title:
     --------------------------------          --------------------------------
Date: December 8, 1997                    Date: December 3, 1997
     --------------------------------          --------------------------------





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                                    EXHIBIT A

PATENTS AND PATENT APPLICATIONS

TREATMENT OF DAMAGED BONE MARROW AND DOSAGE UNITS THEREFOR
Country: U.S.
Inventors:        Richard F. Borch
                  Therese K. Schmalbach
Patent No. 4,938,949
Issued: 07/03/90
Appl. No. 243,405
Filed: 9/12/88

TREATMENT OF DAMAGED BONE MARROWLAND DOSAGE UNITS THEREFOR
Country: Australia
Inventors:        Richard F. Borch
                  Therese K. Schmalbach
Patent No. 243,405
Issued. 9/12/88
Appl. No. WO 90/02550

METHOD FOR STIMULATING TRANSPLANTED BONE MARROW CELLS
Country: U.S.
Inventors:        Richard F. Borch
                  Therese K. Schmalbach
Patent No. 5,187,193
Issued: 2/16/93
Appl. No. 673,089
Filed: 3/21/91

METHOD FOR STIMULATING PRODUCTION OF BONE MARROW CELL GROWTH FACTORS USING DITHIOCARBAMATES
Country: U.S.
Inventors:        Richard F. Borch
                  Therese K. Schmalbach
Patent No. 5,169,765
Issued: 12/8/92
Appl. No. 586,304
Filed: 9/21/90

USE OF DITHIOCARBAMATES TO TREAT MYELOSUPRESSION
Country: U.S.




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Inventors:        Richard F. Borch
                  Therese K. Schmalbach
Patent No. 5,294,430
Issued: 3/15/94
Appl. No. 922,688
Filed: 7/30/92

USE OF DITHIOCARBAMATES TO COUNTERACT MYELOSUPRESSION
Country: U.S.
Inventors:        Richard F. Borch
                  Therese K. Schmalbach
Patent No. 5,035,878
Issued: 7/30/91
Appl. No. 418,549
Filed: 10/10/89




















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